Exhibit 5.1

Morgan, Lewis & Bockius LLP

1701 Market Street

Philadelphia, PA 19103-2921

Tel:    215.963.5000

Fax:    215.963.5001

www.morganlewis.com

May 9, 2005

Church & Dwight Co, Inc.

469 North Harrison Street

Princeton, NJ 08643-5297

Re:	Church & Dwight Co., Inc. and Church & Dwight Company, Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel to Church & Dwight Co., Inc., a Delaware corporation (the “Company”), and the additional registrant, Church & Dwight Company, a Wyoming corporation (the “Guarantor”), in connection with the filing of the referenced Registration Statement (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), with the Securities and Exchange Commission (the “SEC”). The Registration Statement relates to the proposed offer by the Company and the Guarantor to exchange up to $250,000,000 aggregate principal amount of new 6.00% Senior Subordinated Notes due 2012 (the “Exchange Notes”) for the Company’s outstanding 6.00% Senior Subordinated Notes due 2012 (the “Outstanding Notes”). The Exchange Notes will be issued under an Indenture dated as of December 22, 2004 (the “Indenture”) among the Company, the Guarantor and The Bank of New York, as trustee (the “Trustee”). The Exchange Notes will be guaranteed (the “Guaranty”) by the Guarantor pursuant to the Indenture.

In connection with this opinion letter, we have examined the Registration Statement, the Indenture, originals, or copies certified or otherwise identified to our satisfaction of the Certificate of Incorporation and Bylaws of the Company and such other documents, records and other instruments as we have deemed appropriate for purposes of the opinion set forth herein.

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to us as copies.

We have also assumed for purposes of our opinion that the Indenture has been duly authorized, executed and delivered by the Trustee, that the Indenture constitutes a legal, valid and binding obligation of the Trustee, and that the Trustee has the requisite organizational and legal power and authority to perform its obligations under the Indenture.

Based upon the foregoing, we are of the opinion that when the Exchange Notes are executed by duly authorized officers of the Company, as provided in the Indenture, and the Exchange Notes are duly authenticated by the Trustee and are delivered by the Company in exchange for the Outstanding Notes as described in the Registration Statement, the Exchange Notes and the Guaranty will constitute valid and binding obligations of the Company and the Guarantor, as applicable, enforceable against the Company and the Guarantor in accordance with their respective terms.

Church & Dwight Co, Inc.

May 9, 2005

The opinions expressed above are subject to the following limitations and qualifications:

The opinions expressed herein are subject to bankruptcy, insolvency, fraudulent transfer and other similar laws affecting the rights and remedies of creditors generally and general principles of equity.

Under applicable law, guarantors may be entitled to certain rights or protections, which as a matter of statutory or common law may not be waived or altered. We express no opinion herein as to the enforceability of any provisions of the Guaranty that purport to waive or alter such rights or protections, except to the extent permitted by law.

The opinions expressed herein are limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the laws of the State of Wyoming, and we express no opinion with respect to the laws of any other state or jurisdiction. To the extent that our opinions involve the laws of the State of Wyoming, we have relied, with their consent, solely on the opinion letter of Hathaway & Kunz, P.C., Wyoming counsel for the Guarantor, dated the date hereof and delivered to you.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the SEC thereunder.

Very truly yours,

/S/    MORGAN, LEWIS & BOCKIUS LLP